Exhibit 99.11

NOTICE TO U.S. HOLDERS OF GUOTAI JUNAN SHARES AND HAITONG SHARES IMPORTANT: You must read the following disclaimer before continuing. The following disclaimer applies to the following announcements and you are therefore advised to read the following disclaimer carefully before accessing, reading or making any other use of the following announcements. In, and as a result of, accessing this document you agree, and you are deemed to agree, to be bound by the following terms and conditions.

The Proposed Merger will involve the exchange of securities of two joint stock companies incorporated in the PRC with limited liability and is subject to Hong Kong disclosure requirements, which are different from those of the United States. U.S. holders of Guotai Junan Shares or Haitong Shares may encounter difficulty enforcing their rights and any claims arising under the U.S. federal securities laws, as each of Guotai Junan Securities and Haitong Securities is located in a country outside the United States and some or all of their respective officers and directors may be residents of a country other than the United States. U.S. holders of Guotai Junan Shares or Haitong Shares may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. Further, U.S. holders of Guotai Junan Shares or Haitong Shares may encounter difficulty compelling a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

Securities may not be offered or sold in the United States absent registration under the U.S. Securities Act, or pursuant to an exemption from such registration. The shares to be issued under the Proposed Placement will not be registered under the U.S. Securities Act or under the securities laws of any jurisdiction of the U.S. and will be issued in a transaction exempt from registration under the U.S. Securities Act. The Guotai Junan Shares to be issued pursuant to the Proposed Merger are not, and will not be, registered under the U.S. Securities Act or under the securities laws of any jurisdiction of the U.S. and will be issued to U.S. holders of Haitong Shares in reliance on the exemption from registration provided by Rule 802 under the U.S. Securities Act and in reliance on available exemptions from any state law registration requirements and/or any applicable securities laws. The Guotai Junan Shares to be issued pursuant to the Proposed Merger will be “restricted securities” within the meaning of Rule 144(a)(3) under the U.S. Securities Act to the same extent and proportion as the Haitong Shares for which they were exchanged in the Proposed Merger.

Neither the U.S. Securities and Exchange Commission nor any U.S. state securities commission has approved or disapproved of the Guotai Junan Shares to be issued in connection with the Proposed Merger, or determined if the following announcements are accurate or complete. Any representation to the contrary is a criminal offence. In accordance with the exemption from the registration requirements of the U.S. Securities Act provided by Rule 802 thereunder with respect to the Guotai Junan Shares to be issued in connection with the Proposed Merger, Guotai Junan Securities will submit to the US Securities and Exchange Commission any informational document it publishes or otherwise disseminates to holders of Haitong Shares related to the Proposed Merger.

The receipt of Guotai Junan Shares or cash proceeds from the exercise of the put options pursuant to the Proposed Merger by a U.S. holder of Guotai Junan Shares or Haitong Shares (as applicable) may be a taxable transaction for U.S. federal income tax purposes and under applicable U.S. state and local, as well as foreign and other tax laws. Each holder of Guotai Junan Shares and Haitong Shares is urged to consult an independent professional adviser immediately regarding applicable tax consequences of the Proposed Merger.

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this joint announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this joint announcement.

This joint announcement appears for information purposes only and does not constitute an invitation or offer to acquire, purchase or subscribe for securities of Guotai Junan Securities or Haitong Securities, nor is it any solicitation of any vote or approval in any jurisdiction.

This joint announcement is not for release, publication or distribution, in whole or in part, in, into or from any jurisdiction where to do so would constitute a violation of the applicable laws or regulations of such jurisdiction.

Guotai Junan Securities Co., Ltd. 國泰君安証券股份有限公司
(A joint stock company incorporated in the People’s Republic of China with limited liability)	(A joint stock limited company incorporated in the People’ s Republic of China with limited liability)
(Stock Code: 02611)	(Stock Code: 06837)

JOINT ANNOUNCEMENT

UPDATE ON PROGRESS RELATING TO

(1) PROPOSED MERGER AND SHARE EXCHANGE OF GUOTAI JUNAN SECURITIES AND HAITONG SECURITIES

(2) MAJOR TRANSACTION AND SPECIFIC MANDATE FOR GUOTAI JUNAN SECURITIES TO ISSUE A SHARES AND H SHARES FOR THE PROPOSED MERGER

(3) CONNECTED TRANSACTION AND SPECIFIC MANDATE FOR THE CONCURRENT ISSUANCE OF A SHARES UNDER THE PROPOSED PLACEMENT

Financial Adviser to Guotai Junan Securities	Financial Adviser to Haitong Securities

Reference is made to (i) the announcement jointly issued by Guotai Junan Securities Co., Ltd. (“Guotai Junan Securities”) and Haitong Securities Co., Ltd. (“Haitong Securities”) dated 20 November 2024 in relation to the update on progress relating to, among other matters, the Proposed Merger and the Proposed Placement (the “November Update Announcement”); (ii) the circular (the “Joint Circular”) jointly issued by Guotai Junan Securities and Haitong Securities dated 22 November 2024; and (iii) the announcement jointly issued by Guotai Junan Securities and Haitong Securities dated 13 December 2024 in relation to the update on progress relating to, among other matters, the Proposed Merger, the Proposed Placement and the Special Deal (the “December Update Announcement”). Unless otherwise defined, capitalised terms used herein shall have the same meanings as those defined in the Joint Circular.

As disclosed in the Joint Circular, provided that the Merger Agreement has become effective, Closing shall be subject to the satisfaction or waiver (as appropriate) of conditions to implementation of the Merger Agreement, which include, among others, under paragraph (a), the necessary approvals, filings or registrations with or by competent Governmental Authorities in relevant jurisdictions (including the CSRC and the SFC) in connection with the Proposed Merger which may be required pursuant to the licences and permits of any member of the Guotai Junan Group and Haitong Group, having been obtained or completed (as the case may be) and remaining in effect.

Guotai Junan Securities and Haitong Securities are pleased to announce that, on 19 December 2024, the SFC has, pursuant to section 132 of the SFO, approved the application of Guotai Junan Securities to become a substantial shareholder (as defined in Section 6 of Part 1 of Schedule 1 to the SFO) of certain subsidiaries of Haitong Securities which are licensed corporations.

Accordingly, the obtaining of the necessary approvals, filings or registrations with the SFC for the Proposed Merger under paragraph (a) of the conditions to implementation of the Merger Agreement has therefore been satisfied.

In respect of the Proposed Merger, save as disclosed above and the obtaining of the approval from Shanghai SASAC, the clearance of all necessary PRC anti-trust filings with SAMR and the approval by Guotai Junan Shareholders and Haitong Shareholders for the Proposed Merger as disclosed in the November Update Announcement, the Joint Circular and the December Update Announcement, the other Conditions under the Merger Agreement have yet to be satisfied as at the date of this joint announcement.

In respect of the Proposed Placement, save for the obtaining of the approval from Shanghai SASAC and the approval by Guotai Junan Shareholders and Haitong Shareholders as disclosed in the November Update Announcement, the Joint Circular and the December Update Announcement and the approval by the shareholder of the Subscriber in respect of the Proposed Placement, the other conditions precedent of the Placement Subscription Agreement have yet to be satisfied as at the date of this joint announcement.

Further announcement(s) will be made as and when appropriate in compliance with the Applicable Laws in respect of the update in progress of the Proposed Merger and the Proposed Placement.

WARNING: The Effectiveness Conditions must be fulfilled before the Merger Agreement becomes effective. Therefore, the Merger Agreement may or may not become effective. Guotai Junan Shareholders, Haitong Shareholders and potential investors in the securities of Guotai Junan Securities and/or the securities of Haitong Securities should be aware that the Proposed Merger is subject to the Conditions set out in the Joint Circular being satisfied or waived, as applicable, and neither Guotai Junan Securities nor Haitong Securities provides any assurance that any or all Conditions can be satisfied, and thus the Merger Agreement may or may not become effective or, if effective, may or may not be implemented or completed. Guotai Junan Shareholders, Haitong Shareholders and potential investors in the securities of Guotai Junan Securities and/or the securities of Haitong Securities should therefore exercise caution when dealing in Guotai Junan Shares or Haitong Shares. Persons who are in doubt as to the action they should take should consult their stockbroker, bank manager, solicitor or other professional adviser.

By order of the board of	By order of the board of
Guotai Junan Securities Co., Ltd.	Haitong Securities Co., Ltd.
Mr. Zhu Jian	Mr. Zhou Jie
Chairman	Chairman

Shanghai, the PRC
22 December 2024

As at the date of this joint announcement, the executive directors of Guotai Junan Securities are Mr. ZHU Jian and Mr. LI Junjie; the non-executive directors of Guotai Junan Securities are Mr. LIU Xinyi, Ms. GUAN Wei, Mr. ZHONG Maojun, Mr. CHEN Hua, Mr. SUN Minghui, Mr. ZHANG Manhua, Mr. WANG Tao and Mr. CHEN Yijiang; and the independent non-executive directors of Guotai Junan Securities are Mr. DING Wei, Mr. LI Renjie, Mr. BAI Wei, Mr. WANG Guogang, Mr. YIM, Chi Hung Henry and Mr. PU Yonghao.

The directors of Guotai Junan Securities jointly and severally accept full responsibility for the accuracy of the information contained in this joint announcement (other than in relation to Haitong Securities) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this joint announcement (other than those expressed by the directors of Haitong Securities) have been arrived at after due and careful consideration and there are no other facts not contained in this joint announcement, the omission of which would make any statement in this joint announcement misleading.

As at the date of this joint announcement, the executive directors of Haitong Securities are Mr. ZHOU Jie, Mr. LI Jun and Mr. HAN Jianxin; the non-executive directors of Haitong Securities are Mr. TU Xuanxuan, Mr. SHI Lei, Ms. XIAO Hehua and Mr. XU Jianguo; the independent non-executive directors of Haitong Securities are Mr. ZHOU Yu, Mr. FAN Ren Da Anthony, Mr. MAO Fugen and Mr. MAO Huigang.

The directors of Haitong Securities jointly and severally accept full responsibility for the accuracy of the information contained in this joint announcement (other than in relation to Guotai Junan Securities) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this joint announcement (other than those expressed by the directors of Guotai Junan Securities) have been arrived at after due and careful consideration and there are no other facts not contained in this joint announcement, the omission of which would make any statement in this joint announcement misleading.

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